Pricing Supplement No. Euro H004     Dated 02/24/98         Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                  File No. 333-38931
Prospectus Supplement dated December 5, 1997)
				This Pricing Supplement consists of 21 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  USD 15,000,000.00
Issue Price:     98.00%
Proceeds to Company on original issuance:  USD 14,700,000.00
Commission or Discount on original issuance:  USD 32,662.50
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public
	    offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  02/25/98
Stated Maturity:  02/26/2001
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations: USD 10,000.00
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   |X|  Yes (See Attached)   | |  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   |X| Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes): None, See attached.
Initial Interest Rate (Floating Rate Notes): N.A.

    Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
	   | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    |X| Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      |X| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  | | Actual over 360   |X| Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  N.A.
Rate Determination Dates:  N.A.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  N.A.
Spread (+/-):    N.A.
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimimum Interest Rate: N.A.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
	Total Amount of OID:
	Yield to Maturity:
Listed on Luxembourg Stock Exchange:  |X| Yes     | | No
Common Code:    008443084
ISIN:   XS0084430841
Cusip:  99315W9N3

Pricing Supplement No. Euro H 004 dated February 24, 1998
(to Prospectus dated December 1, 1997
to Prospectus Supplement dated December 5, 1997)


		     DESCRIPTION OF THE NOTES

      The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Notes offered hereby are Indexed Principal Notes, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

RISK FACTORS

No Periodic Payments of Interest

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

Indexed Notes

      The Notes are Indexed Principal Notes. As described more fully below under "Indexed Principal", the amount in respect of principal with respect to a Note that a Holder will receive at Stated Maturity will be determined by reference to two independent factors: (i) the difference in the exchange rate between the U.S. Dollar and the Spanish Peseta on the second Business Day prior to Stated Maturity and a reference exchange rate set at the time of issuance of the Notes and (ii) changes in the value of the FTSE Eurotop 100-index(R) (which index is described below) during the term of the Notes. As a result of this dual indexation feature, the amount in respect of principal a holder may receive on a Note may be less than the Face Amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED TO RECEIVE LESS THAN THE FACE AMOUNT OF A NOTE IN RESPECT OF PRINCIPAL ON ANY SUCH NOTE.

      Exchange Rate Risk. Assuming that the value of FTSE Eurotop 100- index(R) remains constant or decreases throughout the term of the Notes, if the exchange rate between the Spanish Peseta and the U.S. Dollar on the second Business Day prior to Stated Maturity is greater than 152.68, the amount in respect of principal payable with respect to a Note at Stated Maturity will be less than the Face Amount of such Note.

      Index Risk. Assuming that the exchange rate between the Spanish Peseta and the U.S. Dollar remains constant during the term of the Notes, if the Average Index Value of the FTSE Eurotop 100-index(R) (as determined by calculating the arithmetic average of the published closing prices of the FTSE Eurotop 100-index(R) on the 25th of each month during the period from March 1998 through January 2001 and on February 19, 2001) exceeds a reference level determined by the Calculation Agent based upon the closing value of the FTSE Eurotop 100-index(R) on the Issue

Date, the amount in respect of principal payable with respect to a Note at Stated Maturity will be greater than the Face Amount of such Note. If this condition is not satisfied, the amount in respect of principal payable with respect to a Note at Stated Maturity may still be greater than the Face Amount of such Note, and in no event shall be less than such Face Amount, as long as the exchange rate between the Spanish Peseta and the U.S. Dollar on the second Business Day prior to Stated Maturity is less than or equal to 152.68.

      Effect of Averaging. Because the Average Index Value used to calculate a portion of the amount of principal payable in respect of a Note will be based upon the closing value of the FTSE Eurotop 100-index(R) on 36 dates during the term of the Notes (the 25th of each month for 35 months, beginning in March 1998, and February 19, 2001), the effect on such amount of a significant increase in the value of the FTSE Eurotop 100-index(R) subsequent to the issuance of the Notes may be substantially or entirely offset by a subsequent decrease in the value of the FTSE Eurotop 100-index(R) prior to the date of Stated Maturity. Similarly, the effect on such amount of a high closing value of the FTSE Eurotop 100-index(R) on one or more of such dates during the term of the Notes may be substantially or entirely offset by that of a lower closing value on one or more other such dates. In addition, the full effect of increases in the value of the FTSE Eurotop 100-index(R) during the term of the Notes will not be reflected in the amount payable in respect of principal on the Notes, because a portion of the Average Index Value will be determined on each of 36 dates during such period.

DEFINITIONS

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in any of (i) New York, New York, (ii) London, England, (iii) Frankfurt, Germany, (iv) Paris, France, (v) Zurich, Switzerland, (vi) Milan, Italy, (vii) Madrid, Spain, (viii) Stockholm, Sweden, (ix) Brussels, Belgium or (x) Amsterdam, The Netherlands.

      If any date specified herein for the making of any payment, calculation, determination or other action with respect to the Notes would be a day that is not a Business Day, such action shall be taken on the next succeeding Business Day, provided, however, if such Business Day is in the next succeeding calendar month, such action shall be taken on the immediately preceding Business Day.

      The Calculation Agent will be Salomon Brothers
International Limited, which is a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc. (the "Company").

INDEXED PRINCIPAL

      The amount payable in respect of principal on a Note at Stated Maturity (the "Indexed Principal Amount") is to be determined by the Calculation Agent in accordance with the formula set out below (the "Index Formula"):

      IPA = FA TIMES [E TIMES [(1) PLUS (0.62 TIMES IV) PLUS
(C)]]; where:

	   "IPA" means the Indexed Principal Amount payable at Stated Maturity of the Note.

	   "FA" means the Face Amount of the Note (as stated on the cover of this Pricing Supplement).

	   "E" means EI divided by EA; where:

	   "EI" means 152.68; and

	   "EA" means the number of Spanish Pesetas (calculated to two decimal places) required to purchase one U.S. Dollar, as determined by the Calculation Agent with reference to the offer spot exchange rate between the Spanish Peseta and the U.S. Dollar, as displayed on Reuters screen "FXFY", row "11:00" (or any successor row and page thereto) at 11:00 a.m. (London time) on the second Business Day prior to Stated Maturity.

	   "IV" means the greater of zero and [(AIV/IIV) minus
      1]; where

	   "AIV" means the "Average Index Value" of the FTSE Eurotop 100-index(R) during the term of the Notes, as determined by the Calculation Agent by calculating the arithmetic average of the Official Index Closing Prices of the FTSE Eurotop 100-index(R), as published by Amsterdam Exchanges NV ("AEX"), on the 25th of each month from and including March 1998 through January 2001 and on February 19, 2001; and

	   "IIV" means the Official Index Closing Price of the
      FTSE Eurotop 100-index(R), as published by AEX, on February
      25, 1998.

	   "C" means (C1 plus C2 plus C3); where

	   "C1" means 0.02 if the Official Index Closing Price of the FTSE Eurotop 100- index(R) on February 25, 1999 is less than the Official Index Closing Price of the FTSE Eurotop 100-index(R) on February 25, 1998. If this condition is not met, C1 shall be equal to zero.

	   "C2" means 0.02 if the Official Index Closing Price of the FTSE Eurotop 100- index(R) on February 25, 2000 is less than the Official Index Closing Price of the FTSE Eurotop 100-index(R) on February 25, 1999. If this condition is not met, C2 shall be equal to zero.

	   "C3" means 0.02 if the Official Index Closing Price of the FTSE Eurotop 100- index(R) on February 25, 2001 is less than the Official Index Closing Price of the FTSE Eurotop 100-index(R) on February 25, 2000. If this condition is not met, C3 shall be equal to zero.

SUCCESSOR INDEXES

      If AEX discontinues publication of the FTSE Eurotop 100-index(R) and FTSE International Limited ("FTSE") or any other publisher publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the FTSE Eurotop 100- index(R) (any such successor or substitute index being hereinafter referred to as a "Successor Eurotop Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor Eurotop Index. In the event that the FTSE Eurotop 100-index(R) or any Successor Eurotop Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the FTSE Eurotop 100- index(R) as of the Issue Date of the Notes using the closing values of appropriate securities traded on stock exchanges in countries that are European member states of the Organization for Economic Cooperative and Development ("OECD"), as chosen in its sole discretion.

      None of the Calculation Agent, the Company, or any Agent will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of Notes, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of the FTSE Eurotop 100-index(R) or any Successor Eurotop Index by AEX or any other publisher thereof.

PAYMENT DATE

      The Stated Maturity of the Notes is February 26, 2001.

EVENTS OF DEFAULT AND ACCELERATION

      In case an Event of Default (as described in the accompanying Prospectus) with respect to the Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes will be equal to the Indexed Principal Amount in respect of such Note, calculated in the manner set forth above as though the date of early repayment was the Stated Maturity of the Notes. If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of a Holder of a Note may be limited, under Title 11 of the United States Code, to the Face Amount of such Note.

      In case of default in payment at the maturity date of the Notes (whether at the date of Stated Maturity or upon acceleration), from and after the maturity date, the Notes shall bear interest, payable upon demand of the Trustee, at the rate of 6.00% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount is made or duly provided for.

	      DESCRIPTION OF FTSE EUROTOP 100-INDEX(R)

      Unless otherwise stated, all information herein relating to the FTSE Eurotop 100-index(R) has been derived from information made available by AEX and other publicly available sources. Such information reflects the policies of FTSE and AEX as of February 15, 1998 as stated in such sources; such policies are subject to change at the discretion of FTSE or AEX.

      The FTSE Eurotop 100-index(R) is a stock index published, operated and distributed by AEX and regulated and supervised by AEX and the European Index Committee of FTSE that is intended to measure the composite price performance of the underlying stocks, which have been selected in an attempt to represent the 100 most liquid stocks of European issuers trading on the principal European stock exchanges and to otherwise reflect general market trends on such exchanges. It is currently expected that FTSE will take over the publication, operation and distribution of the FTSE Eurotop 100-index(R) from AEX during the course of 1998.

      There are two components to the process of selecting the stocks that comprise the FTSE Eurotop-100 index(R). The first component consists of the selection of the countries that are to be represented in the FTSE Eurotop-100 index(R). Any such country must first be one of the European member states of the OECD. Selection of countries for inclusion is then based on the aggregate exchange capitalization in ECU of stocks of domestic issuers listed on stock exchanges in the relevant country at the end of the previous calendar year. For purposes of this calculation, aggregate exchange capitalization is generally defined as the aggregate market capitalization of all stocks of domestic issuers traded on the leading stock exchange in such country (although for the Federal Republic of Germany, aggregate exchange capitalization is calculated for the country as a whole). The principal stock exchange of the European country with the largest exchange capitalization is the first exchange to be included in the FTSE Eurotop 100-index(R), and exchanges from other qualifying countries will then be considered in decreasing order of aggregate exchange capitalization. The principal stock exchange of any such country will be added to the FTSE Eurotop 100-index(R) if the aggregate exchange capitalization of the relevant country amounts to more than 2.5% of the aggregate exchange capitalization of all selected countries. Each of the countries with an exchange included in the FTSE Eurotop 100-index(R) is assigned a base weighting derived from its aggregate exchange capitalization at the end of past calendar year; the number of stocks from such country that are included in the FTSE Eurotop 100-index(R) is determined by and equal to that country's base weighting, in percentage points.

      As of February 15, 1998, the underlying stocks that comprise the FTSE Eurotop 100- index(R) are traded on the following European exchanges: the London Stock Exchange ("LSE"), the Frankfurter Wertpapierborse (the Frankfurt Stock Exchange or "FWB"), the Bourse de Paris (the "Paris Stock Exchange"), the Schweizer Borse (the Swiss Stock Exchange or "SWX"), the AEX Effectenbeurs (the AEX-Stock Exchange or "ASE"), the Borsa Italiana (the Italian Stock Exchange or "ISE"), the Sociedad Rectora de la Bolsa de Valores de Madrid (the Madrid Stock Exchange or "MSE"), the Stockholm Fondbors AB (the Stockholm Stock Exchange or "SSE") and the Bourse de Bruxelles/Beurs van Brussel (the Brussels Stock Exchange or "BSE").

      The second component of the FTSE Eurotop 100-index(R) selection process consists of the selection of the individual constituent stocks, which are chosen on the basis of the cumulative trading volume in each stock on the principal exchanges in their respective countries over the past three years, with the stocks having the highest such cumulative trading volume in each country generally being selected to fill the number of places in the index assigned to such country. If a particular issuer has stock listed on more than one exchange, only the listing with the highest trading volume is taken into consideration. Certain stocks (including those regarded as investment funds or stocks that may only be owned by residents of the relevant country) are excluded from selection. The stocks which are included in the index are assigned a base weighting derived from their market capitalization on the date of periodic adjustment, which is expressed by the number of shares included in the FTSE Eurotop 100-index(R). Where possible, each constituent stock is represented by an integral number of shares. The FTSE Eurotop 100- index(R) was first published on December 29, 1989 and is widely reported by newspapers (including the Financial Times) and other media. See Appendix A hereto for a list of the stocks comprising the FTSE Eurotop 100-index(R) as of February 15, 1998.

      The value of the FTSE Eurotop 100-index(R) is calculated on the basis of share prices and foreign exchange rates. The share prices are transaction prices established during normal, regulated trading exclusively on the principal stock exchange in each of the countries included in the FTSE Eurotop 100-index(R). The share prices used are those most recently published on the business day in question, converted into ECU on the basis of cross rates of the relevant offer prices most recently published by two leading data vendors. At any particular time, the FTSE Eurotop 100-index(R) is calculated by multiplying the sum of the most recently published prices of each of the underlying stocks, converted into ECU, by their relevant weight, and divided by 100. Calculation of the official values of the FTSE Eurotop 100-index(R) will start at such time as all of the relevant exchanges will customarily have started normal, regulated trading and the compiler of the index (the management of AEX) has received the necessary prices. If for any reason the price of a stock or a necessary exchange rate is not known at this time, the index will be calculated on the basis of the last price for that stock or the last foreign exchange rate which was available. If at the time of the calculation of the official opening value less than 75 of the underlying stocks are open for normal regulated trading on the relevant home exchanges, index values published until the time of the calculation of the official closing value for that day are "partial index values" The calculation of official values of the FTSE Eurotop 100-index(R) will end at such time as the last relevant stock exchange will have customarily ceased normal regulated trading.

      The FTSE Eurotop 100-index(R) is currently updated every fifteen seconds between 9.30 A.M. and 5.30 P.M., Amsterdam time. Due to the time zone difference between New York City and Amsterdam on any normal trading day, trading in the underlying stocks of the FTSE Eurotop 100-index(R) on the relevant European stock exchanges will cease prior to the end of the trading day in New York City. The Official Index Closing Price of the FTSE Eurotop 100-index(R) is generally issued at 5.30 P.M., Amsterdam time and will therefore generally be available in the United States shortly after 11.30 A.M., New York City time. The time zone difference between New York City and Amsterdam may vary at certain times of the year due to different beginning and ending dates of Daylight Savings Time in New York City and the comparable Dutch Summer Time in Amsterdam.

      The FTSE Eurotop 100-index(R) is a capital-weighted index (i.e., an underlying stock's weight in the index is based on the total market capitalization of the issuer, rather than on its price per share). Accordingly, a 5 percent price change in the first ranked underlying stock has a greater effect on the FTSE Eurotop 100-index(R) than a 5 percent price change in the 100th ranked underlying stock.

      Once each year, on the third Friday in April, the AEX undertakes a review of the underlying stocks and determines whether it is necessary to add or delete securities from the FTSE Eurotop 100-index(R). The review of the constituent countries and stocks is conducted on the basis of the selection criteria described above. In addition, if there is a non-FTSE Eurotop 100-index(R) constituent stock with an effective trading volume that is at least 10% higher than the effective trading volume of a constituent stock, then that non-index stock will be selected to replace the constituent stock that has the lowest effective volume in that country. At such time, the weights of the constituent stocks in the index may also be revised to take account of takeovers, mergers, split ups, spin offs, stock dividends, bonus payments or rights issues. However, no adjustment takes place if the effect of any such action is less than 0.01 index points (1 ECU). No operational adjustments are made for changes in market capitalization as a result of a normal issue of new shares by issuers of the underlying stocks.

      AEX is under no obligation to continue the calculation and dissemination of the FTSE Eurotop 100-index(R). The Notes are not in any way sponsored, endorsed, sold or promoted by AEX, FTSE, London Stock Exchange Limited ("LSEL") or the Financial Times Ltd. ("FTL", and, collectively with AEX, FTSE and LSEL, the "Owners") and none of the Owners are otherwise involved in the issue and offering of the Notes. The Owners make no warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE Eurotop 100-index(R) and/or the figure at which the FTSE Eurotop 100-index(R) stands on any particular day or otherwise. The FTSE Eurotop 100-index(R) is compiled by or on behalf of AEX or FTSE. However, none of the Owners have any obligation or liability in connection with the administration, marketing or trading of the Notes. The Owners shall not be liable (whether in negligence or otherwise) to any person for any error in the FTSE Eurotop 100-index(R) and shall not be under any obligation to advise any person of any error therein.

      "FTSE" and "Footsie" are registered trade marks of LSEL and FTL and are used by FTSE under license. "Eurotop" is a registered trademark of the AEX or its subsidiaries and is used by FTSE under license FTSE and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned by the Owners in connection with the issuance of the Notes. The use of and reference to the FTSE Eurotop 100-index(R) in connection with the Notes have been consented to by the Owners.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the FTSE Eurotop 100-index(R) or any Successor Eurotop Index. The Owners disclaim all responsibility for any errors or omissions in the calculation and dissemination of the FTSE Eurotop 100-index(R) or the manner in which such index is applied in determining any Indexed Principal Amount or any other amount payable with respect to the Notes.

Historical Data on the FTSE Eurotop 100-index(R)

      The following table sets forth the highest and lowest daily closing price of the FTSE Eurotop 100-index(R), as published by AEX or its predecessors, for each quarter during the period from 1993 through February 16, 1998, as well as the closing price of the FTSE Eurotop 100- index(R) as of the end of each such quarter or partial quarter. The historical values of the FTSE Eurotop 100-index(R) should not be taken as an indication of future performance.

				    Daily Closing Prices
			       -------------------------------
			       Highest     Lowest       Period
			       Level       Level        End
			       -------     ------       ------
1993
     1st Quarter                952.32      862.69    947.38
     2nd Quarter               1012.86      934.84    1012.86
     3rd Quarter               1133.15     1001.66    1104.34
     4th Quarter               1239.00     1106.53    1239.00
1994
     1st Quarter               1392.63     1202.49    1212.65
     2nd Quarter               1275.91     1143.06    1154.33
     3rd Quarter               1242.55     1149.08    1164.33
    4th Quarter                1200.78     1136.48    1178.46
1995
    1st Quarter                1189.18     1117.30    1147.10
    2nd Quarter                1244.92     1152.00    1214.06
    3rd Quarter                1316.68     1220.02    1282.90
    4th Quarter                1344.19     1239.68    1342.85
1996
    1st Quarter                1417.35     1333.01    1414.32
    2nd Quarter                1458.08     1414.70    1438.49
    3rd Quarter                1471.55     1364.41    1471.55
    4th Quarter                1614.77     1474.86    1614.77
1997
    1st Quarter                1894.47     1583.79    1858.99
    2nd Quarter                2130.39     1774.05    2108.06
    3rd Quarter                2355.95     2132.47    2309.12
    4th Quarter                2351.23     2044.47    2299.75
1998
     1st Quarter (through
     February 16, 1998)        2512.77     2236.40    2508.33

      The closing price of the FTSE Eurotop 100-index(R) on February 19, 1998 was 2536.85.

      Since its inception, the FTSE Eurotop 100-index(R) has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the FTSE Eurotop 100-index(R) during any period set forth above is not any indication that the FTSE Eurotop 100- index(R) is more or less likely to increase or decline at any time during the term of the Notes.

	  DESCRIPTION OF THE CONSTITUENT STOCK EXCHANGES

      All information herein regarding the stock exchanges on which the underlying stocks of the FTSE Eurotop 100-index(R) are traded has been derived from information made available by the respective exchanges, The IFR Handbook of World Stock & Commodity Exchanges (the "IFR Handbook") and other publicly-available sources. Such information is subject to change at the discretion of the governing bodies of each of the exchanges described herein. Neither the Company nor any Agent have participated in the preparation of any of the sources of information used to compile the descriptions of the exchanges or made any due diligence inquiry with respect to the information provided herein. Neither the Company nor any Agent makes any representation that any of the sources used to compile the descriptions of the exchanges is accurate or complete.

      The London Stock Exchange, SEAQ and SETS The LSE is the largest established securities market in the United Kingdom and one of the world's largest securities exchanges in terms of market capitalization. Trading on the LSE takes place in quantity of shares, rather than in round lots. The rules of the LSE currently place no limits on daily permissible price movements in the trading of listed securities. SEAQ is the LSE's electronic price information system, which acts as an interface between market-makers and their customers. Throughout the trading day, 30 registered market-makers are obliged to display to the market their bid and offer prices and the maximum bargain size to which these prices relate. All equity prices displayed on SEAQ are firm. Trading hours on the LSE and SEAQ currently begin at 8:30 A.M. and end at 4:30 P.M., London time.

      Prior to settlement, the LSE requires each member firm to report details of its transactions to the stock exchange checking service to ensure that both parties agree on all aspects of their transactions. Once through this checking service, transactions are passed to the LSE's computer-based system for settlement.

      On October 20, 1997, the LSE changed the way in which the stocks of its largest domestic issuers are traded through the introduction of SETS (Stock Exchange Electronic Trading Service). SETS was designed to replace the SEAQ structure as the means for trading in the stocks of issuers that comprise the FT-SE(R) 100 Share Index (including each of the stocks traded on the LSE that are included in the FTSE Eurotop-100 index(R). At the heart of the changes was the introduction of an electronic order book, which now enables buyers and sellers to post their bid and sell prices and to have their trades "matched" automatically on the screen. The system is designed to allow investors to place buy and sell orders on to the order book through a member firm of the LSE. Those orders are displayed on-screen through a central electronic system and the trade completed (or "executed") automatically when the order matches with a corresponding buy or sell order. An LSE working party is currently considering the most appropriate structure for trading non-FT-SE(R) 100 shares, which in the meantime are expected to continue to be traded as at present.

      The Frankfurt Stock Exchange. The FWB is the largest stock exchange in Germany and the fourth largest stock exchange in the world, currently accounting for a significant majority of all stock exchange transactions in Germany. The FWB market is a two-way, continuous pure auction market. Trading hours are currently from 10:30 a.m. to 1:30 p.m., Frankfurt time, on each day the FWB is open for trading.

      The FWB has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include set tick sizes, required signaling of price markups or markdowns exceeding certain specified limits and delays in the determination of prices in the case of such markups or markdowns, with such prices only being set by market makers after consultation with FWB officials. Investors should also be aware that the FWB may suspend the trading of individual stocks (including stocks included in the FTSE Eurotop 100- index(R)) in certain limited circumstances, including, for example, the temporary endangerment of orderly trading or the determination by the FWB that the public does not appear to be sufficiently informed about particular events relating to a given issuer. In such cases, quotation of the stock is suspended and all outstanding orders canceled.

      The Paris Stock Exchange. The Paris Stock Exchange is regulated by the Conseil des Bourses de Valeurs (the French Stock Exchange Council or "CBV"), which determines the rules under which the exchange and brokerage firms operate. The Societe des Bourses Francaises S.A. (the "SBF") is a separate entity that has been charged with implementing decisions taken by the CBV and ensuring that the market operates smoothly. In 1991, the CBV added securities traded on the regional stock exchanges to those traded on the Paris Stock Exchange to form a nationwide securities market.

      Trades on the Paris Stock Exchange may be in cash or on account on the Marche a Reglement Mensuel (the Monthly Settlement Market of the Paris Stock Exchange or "RM Market') Cash transactions are the least actively traded of French and foreign stocks on the official list while the most actively traded equities are on a monthly settlement basis. Trading takes place through a centralized order-driven system with exchange members acting as brokers. The SBF is authorized to suspend trading temporarily in any security or set a limit on price fluctuations, should it feel that this is in the interests of the market. In order to accomplish this aim, securities are classified into three different categories, each with its own trading hours, maximum authorized daily price fluctuation and time limit on halts in trading. Class CA shares are in the first category and are permitted to fluctuate at 10 percent above or below the previous day's closing price. Trading is halted for 15 minutes if prices rise above or fall below this limit. The subsequent permitted fluctuation is 5 percent above or below the price when trading was halted, to a maximum of 21.20 percent above and 18.75 percent below the previous day's closing price. Class CB shares, the second category, are permitted to fluctuate at 5 percent above or below the previous day's closing price. Trading is halted for 30 minutes if prices rise above or fall below this limit. The subsequent permitted fluctuation is 2.5 percent above or below the price when trading was halted, to a maximum of 10.15 percent above and 9.60 percent below the previous day's closing price. The final category of shares, Class FA, are only permitted to be traded between 11:30 A.M. and 4:00 P.M., Paris time. Class FA shares are only permitted to fluctuate at 5 percent above or below the previous day's closing price. No halt in trading is specified for these shares but the subsequent permitted fluctuation is 5 percent above or below the price recorded at 11:30 A.M. when trading commenced. The Paris Stock Exchange is open for continuous trading from 10:00 A.M. to 5:00 P.M., Paris time.

      Clearance of trades is through RELIT, a system based on delivery-against-payment.

      The Swiss Stock Exchange. The SWX features an electronic platform which ensures both fully automated trading and integrated settlement of all stock market transactions. Electronic trading begins with the investor: member banks' investment advisors register incoming orders from their customers in their trading system. These data are forwarded to the trader and checked, or fed directly into the trading system by the trader. From here they go to the central exchange system of SWX, which acknowledges receipt of the order, assigns a time stamp to it and verifies its formal correctness.

      Depending on the type of transaction, the data are also transmitted to third-party data vendors. In the fully automated exchange system in use at SWX, buy and sell orders are matched according to clearly defined rules (so-called matching rules). Regardless of their size or origin, trading orders are executed according to price (first priority) and the time received (second priority); this is known as price/time priority. Each trade triggers an automatic settlement through the Swiss Securities Clearing Corporation ("SEGA") and the Swiss National Bank ("SNB").

      Trading at the SWX is divided into three periods: pre-opening, opening and current trading. During current trading, transactions in some securities may be briefly interrupted under certain circumstances. Pre-opening starts at 4.30 p.m. (5.00 p.m. for Swiss government bonds) on the previous business day and lasts until 10:00 p.m. (all times are Zurich times). It resumes at 6:00 p.m. on the current business day. Orders (bids and offers) may be entered or deleted in the electronic orderbook during pre-opening times, but no actual trades are made. A theoretical opening price is continuously calculated and displayed for the guidance of traders.

      The opening determines the opening price and executes the orders according to the matching rules. This procedure takes place at 8:30 a.m. for Swiss government bonds, 9:30 a.m. for all other bonds, 10:00 a.m. for stocks and 10.15 a.m. for derivatives. For establishing the opening price at the start of trading (or upon resumption of trading after an interruption), the highest-execution principle is used; in other words, the price is fixed in such a manner as to achieve the largest possible trading volume.

      After the opening, permanent trading begins. New orders are continuously matched with existing ones. The matching rules are also applicable here. All orders are stored in the orderbook until a counterpart is found.

      Trading in all exchange products stops at 4.30 p.m. (5.00 p.m. for all Swiss government bonds), which marks the start of pre-opening for the following business day. Orders can be placed up to 10:00 p.m. and again from 6:00 a.m. onwards.

      At the SWX, permanent trading with voluntary market making takes place in all securities during official trading hours. All orders below the exchange obligation limit must be executed during trading hours through the trading system, while large orders with a market value of at least 200,000 Swiss Francs ("CHF") (for stocks) and CHF 100,000 (options and bonds) may be traded off the exchange. However, all trades made outside the exchange system must be reported within 30 minutes.

      AEX-Stock Exchange. On January 1, 1997, the AEX-Stock Exchange merged with Amsterdam's European Options Exchange to form the AEX. AEX is supervised by the Stichting Toezicht Effectenverkeer (the Securities Board of the Netherlands). The ASE is a subsidiary of AEX and is supervised by the Board of Directors of AEX. One of the Managing Directors of the AEX also serves as the chief executive officer of the ASE.

      Trading in securities on the ASE currently begins at 9:30 A.M. and ends at 4:30 P.M., Amsterdam time. Traditionally, however, transactions in certain actively traded shares are permitted from 4:30 P.M. until the closing of trading on the New York Stock Exchange. Currently the ASE's trading system distinguishes between two market segments, large or "wholesale" orders and smaller or "retail" ones, in order to expedite trading. The market segment in which a transaction is carried out depends on the "wholesale limit," a trade value limit fixed for each type of stock; an order below the wholesale limit is dealt with in the retail segment while one equal to or above the wholesale limit occurs in the wholesale segment. The trading system is under evaluation and modifications are expected to be put in effect during the course of 1998.

      AIDA and ASSET are two systems provided by ASE to support wholesale trading in securities other than government bonds and other liquid bonds. AIDA provides an anonymous screen trading facility for authorized institutions, while ASSET allows them to communicate their willingness to trade to institutional investors inside or outside The Netherlands by making quotes. The Trading System Amsterdam consists of AIDA, ASSET and various retail systems.

      All securities transactions on the ASE are conducted on a cash basis. Transactions in officially listed securities on the ASE are settled via the AEX Effectenclearing, a securities clearing organization which is a subsidiary of AEX Depository and Clearing, which is a subsidiary of AEX.

      The Italian Stock Exchange. The Italian securities exchanges currently consist of the Italian Stock Exchange (Borsa) and the Alternative Market (Mercato Ristretto). Admission to listing on Italian securities exchanges is currently regulated and decided upon by CONSOB, an Italian governmental agency.

      Securities listed on the Italian Stock Exchange are traded electronically on the Sistema Telematico delle Borse Italiane
("Telematico"). Regulations for trading in Italian securities on Telematico were introduced in November 1991.

      As a general rule, securities that are listed on Italian regulated markets must be traded on those markets, subject to certain exceptions established by CONSOB. Securities must ordinarily be traded in minimum lots of a prescribed size (or multiples thereof) determined for each security. Lots smaller than the prescribed minimum may be traded on Telematico subject to certain limitations.

      Securities transactions on Telematico are settled on the fifth business day following the trading date. Securities transactions must satisfy (i) in case of sales, either the Margin or the Deposit, and (ii) in case of purchases, the Margin. "Margin" means a deposit equal to 100% of the agreed price, and "Deposit" means a deposit of an equal number of the same shares as those sold. If the established trading price of a security differs by more than 10% from the previous day's reference price, CONSOB may (and, if the difference is more than 20%, it normally will) suspend trading temporarily in that security.

      The Italian Stock Exchange Council issues a daily official list with certain information on transactions in each listed security, including the volume traded and the high and low prices of the day. No "closing price" is reported for the electronic trading system, but an "official price," calculated as a weighted average of all trades effected during the trading day and a "reference price", calculated as a weighted average of the last 10% of the trades effected during such day, are published. A centralized securities depositary system owned by the Bank of Italy and certain of the major Italian banks and financial institutions assists with the settlement of transactions and the delivery of securities traded on Telematico. The Bank of Italy, acting in concert with CONSOB, is responsible for regulating clearance and settlement.

      The Madrid Stock Exchange. Trading in equities on the MSE takes place principally through the Automated Quotation System ("AQS"). The AQS is operated and regulated by the Sociedad de Bolsas, a corporation owned by the companies that manage the MSE and other local exchanges. The AQS permits the computerized matching of buy and sell orders at the time of entry of the order.

      On each trading day between 9:45 A.M. to 10:00 A.M. Madrid time, and on each first trading day of the month from 9:30 A.M. to 10:00 A.M., an opening price is established for each security traded on the AQS based on orders placed during that time. Trading in a particular security does not begin until at least 20 percent of bids and offers can be matched at a price not more than 10 percent above or below the previous day's closing price. If these conditions are not met after the pre-opening session, the volume requirement is reduced to 10 percent and the opening price is allowed to vary up to 15 percent from the previous day's closing price. Trading is usually suspended until the next trading day if trading cannot begin after an hour under these conditions. In certain circumstances, the Sociedad de Bolsas may permit deviations from the reference price. Computerized trading hours are from 10:00 A.M. to 5:00 P.M. during which time the trading price of a security is permitted to vary up to 15 percent (20 percent with the authorization of the Sociedad de Bolsas) of the previous day's closing price. If the quoted price exceeds this limit, trading in the security is suspended until the next trading day. Trades with different reference price limits may also occur outside the computerized matching system between 5:00 P.M. and 8:00 P.M. without prior authorization of the Sociedad de Bolsas.

      Transactions on the MSE are cleared and settled through the Servicio de Compensacion y Liquidacion de Valores, S.A., which may only be used by its broker members.

      The Stockholm Stock Exchange. The SSE is the official stock market of Sweden and is where all listed shares are traded. Recently-enacted legislation abolished the exchange's monopoly on share trading, and since January 1, 1993 other operators have been free to open competing bourses. From that time the exchange has been transformed into a limited company. Following a recent merger with the Swedish derivatives market, SSE is owned by the listed company OM Gruppen AB ("OM"). Trading on the SSE can only be executed through a member of the exchange. Members are banks and brokerage houses, and individual brokers are employed by a member.

      The Financial Supervisory Authority oversees the activities of all financial institutions and is the licensing authority for stockbroking companies. It also establishes policies for stock market operations.

      Shares on the SSE are traded under three separate listings: the official market A-list and the parallel markets OTC-list and the O-list, both for smaller companies All shares are traded through the SAX computerized and automated trading system. This system matches buy and sell orders to allow the automatic closing of transactions when price and volume quotations correspond. After the merger with OM, derivatives are also traded in the SAX system. The SSE also lists certain foreign shares. For foreign shares to be registered the company must meet the same requirements as those in force for Swedish companies. In January 1998, SSE and the Copenhagen Stock Exchange entered into a cooperation agreement pursuant to which the two exchanges will use the same trading system for the trading of shares. Swedish and Danish shares are expected to be traded in the trading system beginning in 1999.

      Trading in shares in the automated SAX system can be performed from 10:00 a.m. to 4:00 p.m. Stockholm time, but intermediaries are allowed to trade at any time from their inventory or through the linking of a buyer and a seller. The Swedish equity market and the SAX system are based on order-driven trading, i.e., transactions will be the direct result of an order to buy or sell from an investor.

      The Brussels Stock Exchange. The BSE is the principal securities market in Belgium, which is operated by the Societe de la Bourse des Valeurs Mobilieres de Bruxelles/ Effectenbeursvennootschap van Brussel ("SBVMB/EBVB"). The BSE has a Board of Directors and a management committee (the "Exchange Management Committee") which acts as an independent market regulator, responsible for the overall management of the Exchange. The Commissie voor het Bank en Financiewezen (the Belgian Banking and Finance Commission or "BFC") oversees the Exchange Management Committee in its capacity as market regulator.

      There are currently approximately 65 credit institutions and securities brokers (societe de bourse/beursvennootschappen) authorized to trade operating on the BSE. The members of the Exchange are granted admission to the markets by the Exchange Management Committee. They are subject to the supervision of the Exchange Management Committee and the BFC. The BFC verifies compliance with applicable regulations by, among others, members of the BSE and grants licenses to Belgian members to perform investment services and securities transactions.

      The principal market of the BSE, the First Market, is divided into forward and spot markets. The forward market, which is generally seen as a market for institutional investors, is the most important market because of its turnover. A limited number of shares , usually the most-actively traded shares, are traded on the forward market. This market accounts for about two-thirds of the total turnover of the BSE. The Exchange Management Committee decides what securities will be traded in the forward market and may intervene in cases of excessive price swings. The forward market has both a "continuous" and a "semi-continuous" segment. On the continuous segment takes place on a continuous basis and trading prices are quoted on a real-time basis. On the semi-continuous segment, trading prices are fixed at least twice a day. A stock is listed on the continuous or semi-continuous segment according to the average number of trades a day, the average of the total daily value of trades, the average daily bid-offer spread, the number of trading suspensions due to major price variations and the average volume of orders executed at the opening of each day, in each determined on an annual basis.

      An order driven New Trading System has been fully implemented since July 4, 1996. Transactions in the listed securities are settled through a system of delivery versus payment, operated by the Caisse Interprofesionelle de Depots et de Virements de Titres SA/Interpersonele Effectendeposito- en Girokas N.V. together with the SBVMB/EBVB and the Banque Nationale de Belgique/De Nationale Bank van Belgie.

		  DESCRIPTION OF SPANISH PESETAS

      The Peseta is the national currency of Spain. Spanish bank notes are issued by The Bank of Spain, which is the country's central bank and sole bank of issue. On February 23, 1998, the noon buying rate for cable transfers in New York City payable in Pesetas, as reported by the Federal Reserve Bank of New York, was ESP 152.20 = $1.00.

      The exchange rate between the Spanish Peseta and the U.S. Dollar is at any moment a result of the supply of and the demand for the two currencies, and changes in the rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Spain and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Spain and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Spain, the United States and other countries important to international trade and finance. In recent years, rates of exchange between the U.S. Dollar and the Spanish Peseta have been highly volatile.

Historical Data on the Spanish Peseta/U.S. Dollar Exchange Rate

      The following table sets forth the highest and lowest daily cross-exchange rate between the Spanish Peseta and the U.S. Dollar, as published by Extel Financial Limited at 4:00 p.m. London Time, for each quarter during the period from 1993 through February 16, 1998, as well as such cross exchange rate as of the end of each such quarter or partial quarter. Such historical rates of exchange between the Spanish Peseta and the U.S. Dollar should not be taken as an indication of future performance.

				      Exchange Rate
			     (Number of ESP equal to One USD)
			     --------------------------------
			      Highest      Lowest    Period
			      Level        Level     End
			      -------      ------    ------
1993
     1st Quarter               119.02      111.59    115.15
     2nd Quarter               130.74      114.10    130.20
     3rd Quarter               145.75      127.99    131.97
     4th Quarter               142.93      129.65    142.93
1994
     1st Quarter               145.33      136.12    136.12
     2nd Quarter               140.42      129.99    131.60
     3rd Quarter               131.60      125.38    128.58
    4th Quarter                133.51      124.49    131.63
1995
    1st Quarter                133.85      126.00    126.00
    2nd Quarter                127.05      120.15    121.09
    3rd Quarter                127.25      118.40    123.19
    4th Quarter                124.33      120.51    121.32
1996
    1st Quarter                126.47      120.88    124.12
    2nd Quarter                129.61      123.70    128.21
    3rd Quarter                128.42      124.85    128.41
    4th Quarter                131.82      125.96    130.08
1997
    1st Quarter                145.46      129.93    141.77
    2nd Quarter                147.07      141.18    147.07
    3rd Quarter                158.84      147.09    149.17
    4th Quarter                152.42      144.13    152.42
1998
     1st Quarter (through
     February 16, 1998)        155.93      151.03    154.13


The cross exchange rate between the Spanish Peseta and the U.S.
Dollar on February 19, 1998, as published by Extel Financial
Limited at 4:00 p.m., London time, was ESP 154.51 = USD1.00.

			     TAXATION

      The following disclosure supplements, and to the extent inconsistent therewith, replaces, the disclosure in the Prospectus Supplement under "Certain United States Federal Income
Tax Considerations":

      Under U.S. Treasury regulations relating to debt instruments that provide for contingent payments, gain realized on a sale or other disposition of the Notes, and the excess of the redemption price of the Notes over their issue price, will be classified as interest income (rather than as gain) for U.S. tax purposes. Such interest income will be exempt from withholding of U.S. Federal income tax to the extent described in the Prospectus Supplement under "Certain United States Federal Income Tax Considerations."

						       APPENDIX A

       LIST OF FTSE EUROTOP 100-INDEX(R) UNDERLYING STOCKS

The following is a list of the 100 companies whose stocks comprised the FTSE Eurotop 100- index(R) as of February 15, 1998.

UNITED KINGDOM
1.  Abbey National
2.  Allied Domecq
3.  BAA
4.  B.A.T. Industries
5.  BG
6.  BTR
7.  Barclays Bank
8.  Bass
9.  Boots Co
19. British Aerospace
11. British Airways
12. British Petroleum Co.
13. British Steel
14. British Telecom
15. Cable & Wireless
16. Diageo PLC
17. General Electric Co
18. Glaxo
19. Granada Group
20. HSBC Holdings
21. Imperial Chemical Ind.
22. Lloyds TSB PLC
23. Marks & Spencer
24. Nat Westminister Bank
25. National Power
26. Prudential Corporation PLC
27. Reed Intl PLC
28. Reuters Holdings
29. Rio Tinto PLC
30. Sainsbury(J) PLC
31. Shell Transport
32. SmithKline Beecham
33. Standard Chartered
34. Tesco
35. Unilever PLC
36. Vodafone Group
37. Zeneca

Germany
1.  Allianz

2.  BASF
3.  BMW St
4.  Bayer
5.  Commerzbank
6.  Daimler-Benz
7.  Deutsche Bank
8.  Hoechst
9.  Mannesmann
10. RWE St
11. Siemens
12. Thyssen
13. VEBA
14. Volkswagen St

France
1.  AXA-UAP
2.  AlCatel Alsthom CGE
3.  BNP
4.  Carrefour
5.  Elf-AquitaIne
6.  Gen. des Eaux
7.  Groupe Danone
8.  Lvmh
9.  Peugeot
10. Saint Gobain
11. Societe Generale
12. Total B
13. l'Oreal

Switzerland
1.  ABB (I)
2.  CS Holding (N)
3.  Nestle (N)
4.  Novartis (N)
5.  Roche (GS)
6.  SBV (N)
7.  Swiss Reinsurance (N)
8.  UBS/SBG (I)
9.  Zurich Versicherungen (N)

The Netherlands
1.  ABN AMRO Bank
2.  Akzo Nobel
3.  Elsevier
4.  ING Group (CRT)
5.  KPN
6.  Philips Electronics
7.  Royal Dutch Petroleum
8.  Unilever (CRT)

Italy
1.  ENI
2.  FIAT
3.  Generali Assicur.
4.  Montedison
5.  Olivetti
6.  Telecom Italia

Spain
1.  Bnco Santander
2.  ENDESA
3.  Iberdrola
4.  Repsol
5.  Telefonica

Sweden
1.  Astra (Afr)
2.  Ericsson (Bfr)
3.  Investor Bfr
4.  S-E Banken (Afr)
5.  Volvo (Bfr)

Belgium
1.  Electrabel
2.  Generale Bank
3.  Petrofina


			       3